As filed with the Securities and Exchange Commission on April 18, 2005

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   -----------


                             ALTERNATE ENERGY CORP.
                       (Name of Registrant in Our Charter)

             NEVADA                                            86-0884116
 (State or Other Jurisdiction of                           (I.R.S. Employer
          Incorporation                                   Identification No.)
        or Organization)

                                      2813
                          (Primary Standard Industrial
                           Classification Code Number)

     ALTERNATE ENERGY CORP.                             BLAINE FROATS
3325 NORTH SERVICE ROAD, UNIT 105                    ALTERNATE ENERGY CORP.
     BURLINGTON, ONTARIO,                      3325 NORTH SERVICE ROAD, UNIT 105
        CANADA L7N3G2                               BURLINGTON, ONTARIO,
        (905) 332-3110                                 CANADA L7N3G2
(Address and telephone number of                      (905) 332-3110
Principal Executive Offices and                  (Name, address and telephone
Principal Place of Business)                     number of agent for service)

                                   COPIES TO:

                                Jonathan Leinwand
                           Jonathan D, Leinwand, P.A.
                         12955 Biscayne Blvd., Suite 402
                              North Miami, FL 33181
                              Phone: (305) 981-4524
                               Fax: (954) 252-4265

         Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                                        PROPOSED MAXIMUM
                                                                       PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                REGISTERED (4)         PER SHARE           PRICE            FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share     20,000,000(2)shares           $0.32(1)     $ 6,400,000.00      $ 753.28
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(3)   17,660,474  shares           $0.40        $ 7,064,189.60      $ 831.45
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      10,844,424  shares           $0.276       $ 2,993,061.02      $ 352.28
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      1,200,000   shares           $1.00        $ 1,200,000.00      $ 141.21
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                         49,704,898  shares           $              $17,657,250.62      $ 2,078.22
=========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asking prices as of April 14, 2005.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of sharesRamp resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this Registration Statement.


(4) The amount to be registered was calculated based upon double the maximum number of shares that could be issued pursuant to the notes and warrants. We are obligated under the Subscription agreement with the Selling Shareholders to register double the maximum number of shares that could be issued.


                                    ---------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                   Subject to completion, dated April 18, 2005


                             ALTERNATE ENERGY CORP.
                                   49,704,898


                             SHARES OF COMMON STOCK


      This prospectus relates to the sale of up to 49,704,898 shares of Alternate Energy Corp.'s ("AEC" or the "Company") common stock by certain persons who are, or are beneficially deemed to be, stockholders of AEC. Please refer to "Selling Stockholders" beginning on page 8. AEC is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. AEC may receive proceeds from the exercise of warrants to purchase 11,237,640 shares of common stock. All costs associated with this registration will be borne by AEC.


      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 14, 2005, the last reported sale price of our common stock was $0.35 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ARGY." These prices will fluctuate based on the demand for the shares of common stock.

      The terms of the subscription agreement with the Investors calls for the registration of the shares underlying the convertible notes and warrants PLUS AN ADDITIONAL NUMBER OF SHARES EQUAL TO 100% OF THE UNDERLYING SHARES TO ENSURE THAT A SUFFICIENT NUMBER OF SHARES ARE AVAILABLE FOR CONVERSION UNDER ALL CONTINGENCIES.

      The selling stockholders consist of five accredited investors.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

      No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is __________ __, 2005.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................7
SELLING STOCKHOLDERS...........................................................8
USE OF PROCEEDS...............................................................11
PLAN OF DISTRIBUTION..........................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................12
DESCRIPTION OF BUSINESS.......................................................16
MANAGEMENT....................................................................27
DESCRIPTION OF PROPERTY.......................................................32
LEGAL PROCEEDINGS.............................................................32
PRINCIPAL STOCKHOLDERS........................................................32
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS.................................34
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.................................35
DESCRIPTION OF SECURITIES.....................................................36
EXPERTS.......................................................................39
LEGAL MATTERS.................................................................39
HOW TO GET MORE INFORMATION...................................................39
AUDITORS' REPORT.............................................................F-1
FINANCIAL STATEMENTS.........................................................F-2

                               PROSPECTUS SUMMARY

OVERVIEW

      AEC is an energy company committed to delivering innovative, practical and environmentally responsible fuel and power solutions to consumer, commercial and government markets. The Company's main technology is focused on production of on-demand hydrogen. We believe AEC's hydrogen production process is designed to overcome two major industry obstacles - affordability and safety. The hydrogen production system leverages a proprietary chemical process that yields fuel-cell-quality hydrogen from fresh or salt water, with no known harmful by-products. Since AEC's hydrogen-maker requires little space, we believe it can be designed to directly supply almost any application on an as-needed basis, eliminating the need to store hydrogen in a compressed state.

      AEC is focused upon the commercialization of its patent pending hydrogen technology. The Company believes its hydrogen technology will have application in the areas of stationary and portable fuel cell applications, back-up power applications, electric-powered and gas combusting vehicles, and residential and commercial/industrial applications for users wishing to gain independence from the existing electricity grid. AEC is moving to complete the necessary engineering refinements and industry certifications.

      Management believes that AEC's long-term growth prospects are positively affected by several market and industry trends including continued uncertainty about the price and availability of fossil fuels, growing consumer demand for a reliable alternative to the public electric power grid, continued concerns about the impact of fossil fuels and greenhouse gases on the global environment and serious concerns with the increasing reliance on imported fossil fuels for Western nations.

      Unlike most of its competitors, AEC's process does not generate its hydrogen from fossil fuels. It also does not require any of electric power. Nor does it require a large scale manufacturing process. The Company believes that its technology will have both substantial environmental and cost-competitive advantages in the marketplace.

ABOUT US

      Our principal office is located at 3325 North Service Road, Suite 105, Burlington, Ontario, Canada L7N3G2. Our telephone number is (905) 332-3110.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or are beneficially deemed to be, stockholders of AEC. The selling stockholders consist of a limited number of accredited investors.


COMMON STOCK OFFERED                Up to 49,704,898shares by selling
                                    stockholders (representing 200% of the total shares issuable pursuant to the Convertible
                                    Notes and Warrants described herein



OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING               105,644,941 shares as of April 13, 2005(1)

USE OF PROCEEDS                     We will not receive any proceeds
                                    of the shares offered by the selling
                                    stockholders. Any proceeds received from the exercise of warrants will be used for general working capital. See "Use of Proceeds."

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
  BOARD SYMBOL                      "ARGY"

----------
(1) Excludes option to purchase 8,580,000 shares of common stock, and notes and warrants convertible into 24,852,449 shares of common stock as of April 13, 2005.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                        FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                           DECEMBER 31,        DECEMBER 31,
                                              2004                 2003
                                        -----------------    ------------------
STATEMENT OF OPERATION DATA:

Revenues                                $          --        $          --


Administrative expenses                       428,674               76,973
Consulting fees                             4,467,672            2,857,703
Management fees                                    --              240,000
Professional fees                             379,367               29,443
Research and Development                       30,567                   --
Stock option benefit                               --              697,000
Amortization                                   41,840                   --
Recovery of loan                                   --             (202,000)
Loss on investments                                --                   --
Net Profit (loss)                          (5,348,120)          (3,699,119)
Net Profit (loss) per share                     (0.04)               (0.08)
Weighted average number of
Common shares outstanding                 128,185,299           45,798,538



                                                 DECEMBER 31,      DECEMBER 31,
                                                     2004              2003
                                                 ------------      ------------
BALANCE SHEET DATA:


Cash                                             $    418,253      $    411,727
Deferred consulting costs                             373,333         3,122,456
Prepared expenses and sundry assets                   232,979            38,801
Technology, licenses and patents                    2,124,373         1,969,236
Total assets                                        3,822,255         5,542,220
Accounts payable and accrued liabilities              36,384            263,954
Note due to related party                            350,381            180,362
Total liabilities                                    386,765            444,316
Capital stock                                        104,815            125,747
Additional paid-in capital                        23,168,880         19,543,328
Deficit                                          (19,919,291)       (14,571,171)
Total liabilities and stockholders' deficit        3,822,255          5,542,220

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

AEC HAS LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

      We have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2004 and December 31, 2003, we lost $5,348,120 and $3,699,119 respectively. Our accumulated deficit was $19,919,291 at December 31, 2004. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

AEC MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

      Unless AEC can become profitable with the existing sources of funds we have available, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to develop our products. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital attain revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      There has been a limited public market for our common stock and there can be no assurance that a public trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that AEC will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

      Our success largely depends on the efforts and abilities of key executives, including Blaine Froats, our Chairman of the Board and Chief Executive Officer. The Company does not have an employment agreement with Mr. Froats and does not maintain key man life insurance on Mr. Froats. The loss of the services of Mr. Froats could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE FOUNDATION OF OUR BUSINESS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

      We regard certain aspects of our products, processes, services and technology as proprietary. We have taken steps to protect them with patent applications, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could severely detriment our operations.

      We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce our operations.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE AEC TO REDESIGN OUR TECHNOLOGY

      Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce our operations.

OUR PRODUCTS USE INHERENTLY DANGEROUS, FLAMMABLE FUELS, WHICH COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS

      Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Our products produce hydrogen from water utilizing a new metallurgy and chemical process and to the extent that hydrogen is in our product or the surrounding power systems, it is flammable. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our hydrogen generator or other products. We have not negotiated a products liability policy at this time and also cannot predict whether we would be able to maintain insurance coverage on acceptable terms. In addition, we may be held responsible for damages beyond the scope of insurance coverage.

                         RISKS RELATED TO THIS OFFERING

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE


      The selling stockholders intend to sell in the public market 49,704,898 shares of common stock being registered in this offering. That means that up approximately 49,704,898 shares may be sold pursuant to this offering. Such sales may cause our stock price to decline.


THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to AEC and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

      Beneficial ownership is determined in accordance with SEC rules and includes voting of investment power with respect to the securities. However, certain of the selling stockholders is subject to certain limitations on the exercise of their warrants or conversion of their convertible debentures, if any. The most significant of these limitations is that such selling stockholder may not exercise its warrants or convert its convertible debentures, if such exercise or conversion would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unexercised warrants or unconverted convertible debentures) to exceed 4.99% of the outstanding shares of common stock.


                                                                 PERCENTAGE OF                         PERCENTAGE OF
SHARES
                                   SHARES BENEFICIALLY         OUTSTANDING SHARES                           BENEFICIALLY
                                      OWNED BEFORE             BENEFICIALLY OWNED   SHARES TO BE SOLD        OWNED AFTER
                                        OFFERING               BEFORE OFFERING(1)   IN THE OFFERING (2)      OFFERING(1)
--------------------------------------------------------------------------------------------------------------------------
Design Investments Ltd.(3)
9 Tambark Circuit
Werrington Downs, NSW 2747
Austrailia                                    4,810,511                    4.55%            4,810,511                  0

Professional Traders Fund LLC (3)
1400 Old Country Road, Suite 206
Westbury, NY 11590                            1,771,921                    1.67%            1,771,921                  0

Harborview Master Fund LP (3)
Harbour House Waterfront Dr.
PO Box 972
Road Town, Tortola
British Virgin Islands                        4,810,511                    4.55%            4,810,511                  0

Double U Master Fund LP (3)
c/o Navigator Management Ltd.
Harbor House, Waterfront Dr.
PO Bix 972
Road Town, Tortola
British Virgin Islands                        4,810,511                    4.55%            4,810,511                  0

Platinum Partners Value (3)
Arbitrage Fund LP
152 W 57th St.
New York, NY 10019                            7,215,664                    6.83%            7,215,664                  0

Westor Online Inc.                            800,000                  *                  800,000                  0

InvestorSource Group LLC
PO Box 50593
Sarasota, FL  34232
Manager: Steven King                        1,200,000                  1.00%            1,200,000                  0%



* indicates ownership of less than 1%.

(1) Applicable percentage of ownership is based on 105,644,941 shares of common stock outstanding as of April 13, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of April 13, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 13, 2005, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) The number of shares to be sold is less than the number being registered as we are registering an extra number of shares to cover contingent obligations contained in the Subscription Agreement and Note with the Investors.


(3) Below depicts a table which discloses the natural person having sole or shared voting and investment control held by the beneficial owner.

-------------------------------------------------------------------------------
Beneficial Owner                          Natural Person having sole/shared
                                          voting/investment control
-------------------------------------------------------------------------------
Platinum Partners                         Mark Nordllicht
-------------------------------------------------------------------------------
Design Investment LTD                     Haim Rolinitsky
-------------------------------------------------------------------------------
Harborview Master Fund                    Richard Rosenblum
-------------------------------------------------------------------------------
Double U Master Fund                      Carl Jacobson
-------------------------------------------------------------------------------
Professional Traders                      Howard Berger & Marc Swickle
-------------------------------------------------------------------------------

      The following information contains a description of each selling shareholder's relationship to AEC and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with AEC:

On March 2, 2005, the company entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of $.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in the Company's common shares at 70% of the average closing bid price for the 5 days preceding the notice to exercise and expiring 90 days after the registration statement registering the shares has been declared effective. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock of the Company, at the Company's discretion.


The Class B Warrants have a price of $.276 per share.


The Notes are convertible into shares of the Company at 70% of the average closing bid price for the 5 days preceding the notice to convert with a floor of $.15 and a ceiling of $.35 per share.


Class C Warrants have been issued. The warrant allows for the purchase of 400,000 shares at $.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing.


Professional Traders Fund LLC and Platinum Partners Value Arbitrage Fund LP have previously invested in the Company in a private placement in January 2004. None of the other investors have any relationship with the Company, its officers or directors.

                                 USE OF PROCEEDS


      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering, except to the extent that the selling shareholders exercise their respective warrants. The exercise of the warrants to purchase up to 8,830,237shares at $.40 per share, 600,000 at $1.00 per share, and up to $1.5 million for between 4,285,714 and 10 million shares. If all warrants were exercised, assuming the maximum issuance of warrants, it would generate a total of $5,632,094.80 in proceeds for AEC. Any proceeds generated by the exercise of warrants would be used by AEC for general working capital purposes.


PLAN OF DISTRIBUTION

      The selling stockholders of the common stock of AEC and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We are also registering 1,200,000 shares of our common stock issued to InvestorSource Group LLC in consideration of services provided to us. This represents a fixed fee payable to InvestorSource that was not contingent upon the outcome of this or any other financing.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT DISCUSSION AND ANALYSIS

GENERAL

      The following discussion and analysis should be read in conjunction with the financial statements, and the notes thereto included herein. The information contained below includes statements of AEC's or management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND NEW ACCOUNTING PRONOUNCEMENTS

      Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below:

DEFERRED CONSULTING COSTS

      Shares have been issued to service providers and consultants over the term of contracts ranging from 1 to 3 years. Shares have been issued at the fair market value price at date of contract signing and the expense will be amortized over the term of the contract.

IMPAIRMENT OF INTANGIBLE ASSETS WITH INDEFINITE LIVES

      On May 22, 2003, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets." Under the new statement, the Company no longer amortizes intangible assets with indefinite lives, but instead tests for impairment on at least an annual basis. In accordance with SFAS No. 142, the Company evaluates the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether the other intangible asset is impaired, the Company compares the fair value of the reporting unit to which the other intangible asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit to its carrying amount. In calculating the implied fair value of the other intangible assets, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of its intangibles. The initial evaluation of the intangible assets completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. Additionally, the Company performed its periodic review of its intangible assets for impairment as of December 31, 2003, and did not identify any asset impairment as a result of the review.

STOCK OPTION PLANS

      On MAY 22, 2003, THE COMPANY adopted a stock option plan that is accounted for based on SFAS No. 123 and related interpretations. The plan allows THE COMPANY to grant options to persons employed or associated with THE COMPANY, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 5,000,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date and the options vest immediately. The exercise price for each option is chosen at the discretion of the Compensation Committee. On February 24, THE COMPANY increased the number of shares to be issued under the plan to 15,000,000.

      On JULY 7, 2003 THE COMPANY granted 4,100,000 options at $0.10 expiring JUNE 1, 2006 and expensed the difference between the fair market value of the shares on JULY 7, 2003 and the option price. The option expense amount for 2003 totaled $697,000 and 20,000 of these options were exercised in the year.

      On OCTOBER 15, 2004, THE COMPANY granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grant day equaled the option price of $0.34.

      550,000 options were exercised in the year and 200,135 options expired during the year.

RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED DECEMBER 31, 2004, COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2003

REVENUES

For the fiscal years ended December 31, 2004 and December 31, 2003, AEC had no revenues. AEC continues its efforts to develop its hydrogen production systems as well as its sales and marketing strategies.

EXPENSES

AEC had total expenses of $5,348,120 and $3,699,119 in the fiscal year ended December 31, 2004 and December 31, 2003, respectively. AEC's expenses for the fiscal year ended December 31, 2004 consisted of $428,674 in administrative expenses, $4,467,672 in consulting fees, $379,367 in professional fees, $30,567 for research/development and $41,840 in amortization. AEC's expenses had increased in fiscal year ended December 31, 2004 compared to fiscal year ended December 31, 2003. The increase is attributed to the accelerated focus on research and development pertaining to its hydrogen production system, its demonstration units and its marketing and operation strategy.

Over the next 12 months, AEC anticipates that its expenses will not increase substantially over its expenses in fiscal year 2004. AEC will continue as planned in the goals set for the continued development, sales and marketing of its hydrogen production system.

NET LOSS

AEC had a net loss of $5,348,120 for the fiscal year ended December 31, 2004, compared with a net loss of $3,699,119 for the fiscal year ended December 31, 2003. The increase of $1,649,001 in the net loss for the 2004 fiscal year compared to the 2003 fiscal year relates mainly to the increase in consulting, administration and professional fees. Management believes that, for the fiscal year ending December 31, 2005, AEC will only be able to reduce its net loss if AEC can create and sustain significant revenues from its hydrogen production system.

LIQUIDITY AND CAPITAL RESOURCES

AEC's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. AEC incurred a net loss of $5,348,120 and $3,699,119 for the years ended December 31, 2004 and December 31, 2003, respectively, and has an accumulated deficit of $19,919,291 at December 31, 2004. AEC had $418,253 in cash on hand as of December 31, 2004. Management may obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon AEC ultimately obtaining profitable operations. However, no assurances can be given that AEC will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

AEC is at present meeting its current obligations from financing activities. However, due to no cash generated from operations, AEC currently does not internally generated cash sufficient to pay all of its incurred expenses and other liabilities. As a result, AEC is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds have allowed AEC to meet its obligations in the recent past, there can be no assurances that AEC's present methods of generating cash flow will be sufficient to meet future obligations. Historically, AEC has, from time to time, been able to raise additional capital, but there can be no assurances that AEC will be able to raise additional capital in this manner.

Net cash used in operating activities was $2,210,336 for the twelve month period ended December 31, 2004, compared with $194,262 for the twelve month period ended December 31, 2003. The Net Cash used for the 2004 period resulted mainly from consulting and professional fees due to accelerated operational activities.

Net cash obtained from financing activities was $2,920,019 for the twelve month period ended December 31, 2004, compared with $712,362 for the twelve month period ended December 31, 2003. In the 2004 period, the Company issued shares of common stock for $2,750,000 and received advances from directors totaling $170,019.

Net cash used in investing activities for the fiscal year ended December 31, 2004 was $703,157 for the purchase of property, equipment, securities and intangible assets. The investing activities during the fiscal year ended December 31, 2003. was $106,373 for the purchase of intangible assets.

In January 2004, AEC entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures, LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and a trust account pursuant to which AEC sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. AEC received gross proceeds of $2,750,000 from this transaction.

In December 2003, AEC entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. AEC received gross proceeds of $530,000 from this transaction.

May 22, 2003, AEC issued 104,870,715 shares of common stock to AEC1, Inc. in exchange for technology, products and licenses. In November 2004, the Company cancelled 30,000,000 shares that were returned to the Company by AEC 1 as part of an agreement to divest the Company of certain non-core technology.

AEC expects to have sufficient cash to meet its short-term capital requirements. However, there are no assurances that AEC will be able to raise sufficient funds to meet long-term capital needs. AEC may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. Again, no assurances can be given that AEC will be able to meet its needs through the sale of securities or otherwise. Further, the availability of any future financing may not be on terms that are satisfactory to AEC. Subsequent to the year-end the Company entered into a private placement transaction intended to provide the Company with $1.5 million. The Company has received one-third of the funds and will receive the remainder upon the effectiveness of a registration to be filed, registering the securities underlying the convertible notes sold in the private placement.

From time to time, AEC may evaluate potential acquisitions involving complementary businesses, content, products or technologies. AEC has no present agreements or understanding with respect to any such acquisition. AEC's future capital requirements will depend on many factors, including growth of AEC's business, the success of its operations, economic conditions and other factors including the results of future operations.

PLAN OF OPERATION

Over the next twelve months, AEC will continue to focus on the building of ICE and fuel cell generator sets to demonstrate to investors and potential customers AEC's hydrogen fuel production capability. The ICE generator will use our hydrogen as fuel throughout the demonstration, produced on the spot by AEC's hydrogen production unit.

AEC anticipates the unveiling of a final demonstration unit in the second quarter of 2005 and at such a time will commence demonstrations in strategic locations in both the United States and Canada. We are in the process of scheduling demonstrations with existing prominent players in the ICE generator business. This is one of the last steps in bringing AEC closer to revenue generation.

These developments parallel AEC's recent work on its hydrogen production unit for use with the Astris E8 alkaline fuel cell. The fuel cell and ICE platforms are expected to provide AEC with multiple market opportunities and greater revenue potential.

We have and will also continue to refine our hydrogen production process. Due to the strict purity and volume requirements of a fuel cell, our technical team has worked and continues to work in conjunction with a number of recognized independent laboratories to ensure that outputs meet acceptable levels.

In order to accomplish and continue with these steps management estimates that the Company we will require several million dollars towards the end of Fiscal year ended 2005. As the Company does not have any current revenue, such funds will come from loans from officers and private placements of the Company's common stock.

DESCRIPTION OF BUSINESS

Alternate Energy Corporation (AEC) is developing a hydrogen production system that has mass-deployment economics and will provide on-demand power solutions to a widespread, global base of commercial, industrial, consumer and government markets. The Company is scheduling demonstrations with key strategic partners, potential customers and licensees in 2005, then planning to ship initial hydrogen production and electricity generation systems later in 2005. AEC's proprietary discovery in metallurgy permits a small-scale unit to generate hydrogen from an aqueous solution at price competitive, if not better than, the current fossil fuel kWh cost of energy.

The Company's main technology is focused on production of on demand hydrogen. AEC believes its hydrogen production process is designed to overcome three major industry obstacles affordability, storage and safety. The hydrogen production system leverages a proprietary chemical process that yields fuel cell quality hydrogen from fresh or salt water, with no known harmful by-products. Since AEC's hydrogen maker requires little space, it can be designed to directly supply mobile and stationary applications on an as needed basis, eliminating the need to store hydrogen in a compressed state.

AEC is focused upon the rapid commercialization and launch to multiple markets of its hydrogen production technology. The initial patents were filed in Fall 2004. The Company believes its hydrogen technology will have application in the areas of back-up and primary power for commercial, industrial and military purposes; stationary and portable fuel cell power applications, in fuel cell-driven and internal combustion engine vehicles, and residential and commercial applications for users wishing to gain independence from the existing electricity grid. AEC is moving to complete the necessary final engineering refinements required to develop and then market these commercial products.

Management believes that AEC's long-term growth prospects are positively affected by several market and industry trends including:

o continued uncertainty about the price and availability of fossil fuels (with crude oil recently priced over and still near $50.00 U.S./barrel versus under $30.00 U.S./barrel in October 2003)
o growing commercial and consumer demand for a reliable alternative to the public electric power grid
o continued concerns about the impact of fossil fuels and greenhouse gases on the global environment
o serious concerns with the increasing reliance on imported fossil fuels for Western nations

Unlike most of its competitors, AEC's process does not generate its hydrogen from fossil fuels. It also does not require any electrical input.

TECHNOLOGY

AEC owns a metallurgy formulation that causes the separation of hydrogen from water at low cost, in small scale, with no external or electrical energy input required. This hydrogen production unit combines with a hydrogen reciprocating engine, alternator, battery and inverter in an integrated package that can be located on-site for a residential or commercial electricity customer. At a very low competitive kWh cost for hydrogen, the unit will supply power to the building/home/application (5-7 kWh requirements) utilizing water as a fuel source and may produce excess power (5 kW) for use in the electrical grid to reduce peak demand requirements. A smaller version of this generator package can be used to recharge/run various mobile devices and machinery, along with the battery pack to power an electric car.

At the Company's facilities in Burlington Ontario (Canada), and along with contracted, independent laboratories, the Company is refining its technology and preparing demonstrations of the hydrogen production unit. These Demonstration units will power an Internal Combustion Engine and Astris Energi's model E8 2.4 kW Alkaline Fuel Cell for a number of potential commercial customers. These demonstrations will substantiate the ability to generate hydrogen and electricity to power a variety of devices at very competitive prices. AEC's consulting engineers have already confirmed the economic model and functionality of this process.

The AEC hydrogen production technology refines the production of hydrogen and resultant gaseous formation without the need for external energy input at time of production. AEC's process involves a chemical reaction between a proprietary metal mix and the liquid solution. These metals are plentiful, stable in cost and produce effective, highly purified hydrogen utilizing a catalytic process.

As well, AEC believes this technology has major implications for the economics of supplying Internal Combustion Engine-based portable generators (back-up and primary for commercial and consumer applications) and Fuel Cell or Internal Combustion engine-based hybrid electric vehicles with a clean, cost-efficient hydrogen power source.

Suitable water sources for the aqueous media include, but are not limited to: distilled water, natural sea water, mineral waters or other natural fresh waters.

Upon immersion of AEC's fabricated metals into the aqueous media, there is an immediate production of aqueous ions and gaseous components, including but not limited to, 99.99% pure hydrogen and oxygen. Removal apparatus for the oxygen are not required for the purity levels required in use by alkaline fuel cells and internal combustion engines. No source of external energy is introduced or required for such production.

The process does not involve electrolysis, nor the use of an external source of electrical power of any manner in the actual hydrogen generation process

The output from the AEC process was certified by Maxxam Analytics, to be 99.9% pure hydrogen on October 7, 2003.

STRATEGY

AEC's go-to-market strategy is to achieve a leading position in the major market segments that we believe can be penetrated rapidly, with relatively little difficulty and at modest cost. The factors evaluated in selecting the initial markets include: market size, established competitors, distribution channels, ease of penetration (i.e. sales and marketing costs), certifications and licenses required, warranty costs and service infrastructure needs, to name a few.

Based upon AEC's evaluation of the various factors, we have targeted for initial penetration the Commercial Back-up Power and Internal Combustion Engine and generator set markets due to initial speed to large, open markets, distribution channels, and ease of penetration. Phase II markets include: Technology Backup, Emergency Power, Marine Power due to its being a smaller market with high margins which can be readily accessed and Electric Vehicle/Hybrid Propulsion due to the large attention on this segment, amount of grant and other subsidized financing available.

In entering the initial markets, AEC will also introduce the technology to various resources that would add the proper third party validation to the technology, including independent laboratories, major engineering firms and U.S. federal government contracting entities. Some of this resources will provide an evaluation of the technology including engineering and test reports, determination of their market strengths and available support in distributing the technology, the purchase of units for testing purposes, and introduction to appropriate federal government agencies through their existing relationships. Applications for grants to conduct these tests and purchases may be applied for as part of the development and certification process. Each agency will be approached on a strategic alliance level to assist in not only testing, but deployment throughout their network of agencies and customers within government, and access to their Fortune 100 alliances. We additionally intend to create a targeted advisory panel and develop relationships with these key individuals as required.

Upon establishing a secure position in its initial markets, AEC will consider additional markets as appropriate. AEC has divided its prospective markets into four phases as follows:

PHASE I - IMMEDIATE IMPLEMENTATION: Markets that have immediate power requirements and resources such as:

o Existing Internal Combustion Engine OEMs (required to convert existing engines and generator sets from gasoline and diesel-powered to Hydrogen-powered)
o     On-site Commercial Back-Up Power
o     On-site Primary Power
o     Micro-technology (for both mobile and fixed power applications)
o     Military micro and mobile applications

These markets segments are characteristically large, have well-established distribution channels and are readily accessible. All have immediate and substantial power requirements as a foundation of their businesses. We believe these targets can be quickly entered representing the fastest time to revenue for AEC. Licensing a portion of the product manufacturing process may be an option with some of these organizations, especially certain large global Internal Combustion Engine OEMs, where AEC would retain the business of supplying Hydrogen, materials and/or full systems.

PHASE II - SECONDARY IMPLEMENTATION: Upon establishing a solid marketing position in Phase I markets, Phase II markets may be selectively considered while not distracting from the market penetration of Phase I markets. Phase II market operations may be prepared during implementation of Phase I. These may include:

o     Technology Back-up
o     Emergency Power
o     Marine Power
o     Bulk Hydrogen Gas sales to Distributors and end Customers
o     Electric Vehicle/Hybrid power
o     Offshore Emergency Back-up

PHASE III - MID RANGE MARKETS: Upon establishing solid control of Phase I markets and strong market position in Phase II markets, Phase III markets may be selectively developed. These may include:

o     Residential Back-up Power (retrofit)
o     Off the Electrical Utility Grid (Residential and Commercial)
o     First Responder (Emergency Services)
o     Green Energy (Residential and Commercial)

PHASE IV - LONG RANGE MARKETS: These markets may be postponed for an extended period until prior phases are well established:

o     Government Back up
o     New Residential Construction
o     Offshore Brown out
o     Offshore Ecological

PRODUCT

AEC's hydrogen production system leverages a proprietary chemical process that yields fuel-cell-quality, on-demand hydrogen from fresh or salt water, with no known harmful by-products - at low comparative cost.

Through intensive research and development, the company has developed a proprietary hydrogen production process, which is now patent pending.

We have continued to refine our hydrogen production process. Due to the strict purity and volume requirements of a fuel cell, our technical team has worked and continues to work in conjunction with a number of recognized independent laboratories to ensure that outputs meet acceptable levels for this application. AEC has also been working with Astris Energi Inc, the leading alkaline fuel cell developer. Astris has used AEC's affordable hydrogen to power their 1kw alkaline fuel cell. AEC further validated our proprietary process when its hydrogen successfully powered the Astris' 1kw golf cart on September 16th, 2003 using hydrogen derived from water with no other energy input. AEC took delivery and completed training on the first Powerstack 250 E8 2.4 kw alkaline Fuel Cell from Astris from their pre-commercial production facility in Vlasim, Czech Republic. This will form the basis of one of the company's demonstration units for various prospective commercial clients.

In May 2004, AEC and Astris entered into a VAR agreement, whereby AEC is now a Value Added Reseller (VAR) for Astris' AFC Power Generator products. The companies believe that this Agreement is the optimal route for their relationship to follow, in that a VAR relationship allows AEC to utilize Astris' alkaline Fuel cell for demonstration and business development purposes while permitting Astris access to AEC's substantial distribution and sales prospects.

This VAR arrangement allows AEC to demonstrate and make available a combined fuel cell power-pack for sale to major corporate, industrial and energy utility customers, as well as demonstration with various commercial, government and Military authorities.

RESEARCH AND DEVELOPMENT

The hydrogen production system will be ready for demonstration in the second calendar quarter of 2005. Our in-house research team has bench tested the results of the technology configuration. This configuration and its associated mechanical designs are now being refined and a limited number of units built for demonstration purposes to prospective customers/licensees, prior to commercialization (targeted for late 2005-2006).

Since May 2003, we have spent in excess of $460,000 on research and development of our hydrogen production process.

MANUFACTURING

To assist in developing commercial-grade products and to accelerate revenue-generating relationships, we intend to partner with segment-specific OEMs, and leverage their existing relationships, manufacturing resources and distribution channels. AEC intends to retain full rights to manufacture the core Hydrogen Production Units and to supply the required hydrogen fuel itself.

MARKETING

We have evaluated the prospective markets for our products by several criteria. The results have enabled us to prioritize the many global, large-scale market opportunities, into 4 core clusters, across 2 primary platforms. These platforms are: a) use with converted Internal Combustion Engines including generator sets large and small and with micro turbines, and b) with Fuel Cells.

The Evaluation Criteria for the markets analyzed were defined as follows:

1.    SPEED TO INITIAL PRODUCT
2.    GROSS MARGIN
3.    MARKET SIZE-
4.    AVAILABLE MARKET SHARE-
5.    DISTRIBUTION CHANNELS-
6.    EASE OF PENETRATION-
7.    MAINTENANCE AND COST TO OPERATE
8.    SALES AND MARKETING OVERHEAD
9.    SERVICE
10.   SALES AND FINANCING STRUCTURE
11.   MANUFACTURING-
12.   WARRANTY AND AFTER MARKET
13.   OPERATING EXPECTATIONS
14.   GRANT FUNDS AVAILABLE

Based upon the above market analysis, we have categorized our markets as follows:

PHASE I - IMMEDIATE IMPLEMENTATION:

1. EXISTING INTERNAL COMBUSTION ENGINE OEMs (required to convert existing engines and generator sets from gasoline and diesel-powered to Hydrogen-powered). With added market pressure to develop and market "CLEANER" generator sets, more competition to innovate, large existing and ready markets, and real demand for a cleaner, cheaper fuel source versus gasoline and diesel, Management believes this segment represents a very large and ripe market. One or several of the 5-6 major players could also be licensed to manufacture Hydrogen-powered Engines, Generators and turbines, with AEC retaining the business of providing the materials for fuel production. Revenue streams here could be quite large in volume.

2. COMMERCIAL BACK-UP POWER: Critical power to operate basic functions of a facility in event of power outages. Sub-categories include Military, Healthcare/Medical, Food Service (refrigeration, etc.), Security, Banking, Retail markets. The initial speed to this large, open market, established distribution channels, and ease of penetration make this a candidate for immediate implementation despite the difficulties in sales and financing structure (costs as high as 12% for leasing, vendor financing, etc.) and high operating expectations of the customer base.

3. ON-SITE PRIMARY POWER: Similar target as above, but likely for more remote customers and smaller stationary applications.

4. MICRO-TECHNOLOGY (FOR BOTH MOBILE AND FIXED POWER APPLICATIONS): AEC intends to design, develop and market a small scale power device to help power radios, cell phones, portable laptop PCs, heaters, generators, lighting and more, a small limited use or even single use power pack can be designed and marketed to both commercial and retail customer targets.

5. MILITARY AND MICRO POWER APPLICATIONS: One of AEC's platforms is intended to be for mobile, limited use "POWER PACKS", replacing heavier and costly batteries or fuel for power. The U.S. Military has an immediate need to develop micro power systems for field use in communications, GPS, survival, scanning and sensing devices.

PHASE II - SECONDARY IMPLEMENTATION:

1. TECHNOLOGY BACK-UP POWER (EMERGENCY STANDBY POWER): We believe that this is a very large market with relatively rapid speed-to-market opportunities. However, it is not in Phase I due to estimated tight gross margins, strong incumbent competition, issues with penetration, high marketing costs and high user expectations. Due to its size and our belief that we can get to it reasonably quickly through excellent distribution channels, this indicates it should receive a higher priority than later phase markets. Target segments include specific organizations that provide critical business operations such as: routers, servers, computer infrastructure that are generally outsourced to service groups that provides emergency back-up systems on a monthly contract or long term basis.

2. EMERGENCY POWER: Applications for Ambulances, Fire Truck Generators, portable power generators for use in hurricanes, floods, vehicle accidents, highway service emergency trucks. These applications typically have low Kwh requirements, with similar competitive and market conditions/issues to penetrate. This segment has well established competition, poor distribution channels and high user service expectations.

3. MARINE POWER SYSTEMS: Management believes that this is a smaller market but has exceptional margins that we believe we can access reasonably quickly, as certification through such organizations as the U.S. Coast Guard is not often a lengthy process. Replacement of diesel and gas generators that are drop-ins bought every day. Typically, most 32 foot + boats have a generator. Another sub-category is electric generation to batteries to power electric engines for boats, a large trend in the category. We believe that the U.S. military is building many electric ships to avoid weight of diesel fuel and utilize new lightweight batteries. Sail boats are also early adopters of new alternative propulsion systems. The difficulty may be penetration, high marketing and sales costs, and high user expectations take it out of a Phase I candidate where we do not want to address these obstacles initially.

4. BULK HYDROGEN GAS SALES: AEC intends to explore opportunities, where available, to provide bulk Hydrogen gas technology for on-demand and on-site production, where required. Currently many large food plants (just one example) require large quantities of Hydrogen gas produced daily for their various production processes (e.g. hydrogenation plants). Volumes can be large (e.g. 50 million-100 million litres per month), and special product development and on site testing of beta units would be required. The sales model would be to license units at a slight premium price to the customer who wishes to produce on site, and store Hydrogen as required and AEC would collect royalties from volume production. Currently AEC has one large food production plant in South America that has expressed interest in a pilot test program

5. ELECTRIC POWER/HYBRID VEHICLE PROPULSION: AEC Management believes that this market has exceptional obstacles but has the offset of a large amount of federal grant and other subsidized financing available. For this reason alone, initiation of work on this market can be begun in Phase II and may be able to be funded without equity or debt cost. To drive actual vehicle wheels by electric battery that is charged by the unit is possible now, and meeting with some real success in the marketplace (e.g. Toyota's Prius hybrid car has sold over 30,000 units in 2 years). Competition is fierce with Honda, Toyota, GM, Ford all working with PEM-based fuel cells, and AEC-Astris' on-demand alkaline fuel cell model needs to be presented and gain acceptance. Certain small service vehicles and low speed neighborhood vehicles (such as Feel Good Cars) present defined markets and product applications for AEC's hydrogen production units (to power both Internal Combustion engines) and for Fuel Cell-driven vehicles.

6. OFFSHORE EMERGENCY BACK-UP: Hurricanes, tornados, typhoons are a regular fact of life in such markets that have regular power interruptions such as Coastal USA (Florida, Gulf of Mexico states, California), most Caribbean nations (e.g. Jamaica, Bahamas, Cuba, Mexico, the Philippines, Taiwan, India, Bangladesh, Pakistan, Indonesia). The need for back up power is real in all of these nations. Management believes product distribution via such organizations as the Red Cross and other aid organizations is a strong opportunity.

PHASE III - MID- & LONG-RANGE MARKETS:

1. RESIDENTIAL BACK-UP POWER & RETROFIT: Almost same market as "OFF THE GRID" (below), but also includes some new construction and developers who offer it as a project feature in certain geographic markets. Typically geographically limited to areas where power is problematical, such as Texas and Kansas and other high-lightning strike and rural areas. Most competitive products are sold through Home Depot and Lowe's. This is a smaller market with tighter margins (high degree of discounting at retail), high maintenance, cost of sale, service, and financing structures which is the reason we have reserved it for Phase III.

2. OFF THE ELECTRICAL UTILITY GRID (RESIDENTIAL AND COMMERCIAL): This group is characterized as "ALTERNATIVE LIFESTYLE, ANTI-ESTABLISHMENT" that like new solutions that are environmentally sound to avoid dealing with large Utility Companies. We believe that the Internet is a good channel to reach these people. Generally they have good economic demographics. Off the grid is not mainstream electricity users as reliability is the most important concern to the mainstream and they will not switch off their power for a new technology no matter how proven it is at this point. This is a relatively small market with poor margins and the same high maintenance, sale and financing costs as Residential Back-up.

3. FIRST RESPONDER (Emergency Services): Defined as emergency transportation vehicles (EMT, fire and rescue vehicles) that see heavy daily use, where new equipment is often ordered every three years. New Homeland Security regulations require firehouse, ambulance, medical, and rescue to have back-up power sources. We believe that this market will take some time for product launch and is highly competitive with market shares already established, difficulty of penetration, and high user expectations, justifying a postponed approach until other markets are well established.

4. GREEN ENERGY (RESIDENTIAL AND COMMERCIAL): Concerned citizens and businesses that want to stop pollution already pay 15-20% more per Kwh for their power. Most major power companies support green energy programs either through the public utility or private companies, This is a small market that management believes can be quickly and relatively easily captured due to an open market, strong distribution channels, and ease of penetration. Additionally, almost all other considerations with the exception of Service and Warranty are highly favorable.

PHASE IV - LONG-RANGE MARKETS:

1. GOVERNMENT BACK-UP POWER: We believe that critical areas of need are weapons systems, radar, communications, satellite, FAA/airports that generally bid on an RFP basis but also generally serviced by a prime contractor pursuant to long term contracts. Standard is basic operational functionality such as healthcare, food services (refrigeration), etc. Penetration issues include: tight market conditions, high maintenance, cost of sale, service expense and rigorous manufacturing and user expectations make this a final phase market.

2. NEW RESIDENTIAL CONSTRUCTION USE: U.S. Census statistics show there are over
116.5 million residences listed across all 50 states and the potential for the HVAC and furnace market is large and attractive, but segment issues include tighter margins, tight market conditions, possibly longer time-to-market, difficult penetration due to new standards and codes that are still being written in most jurisdictions, possibly high marketing, maintenance, sales, and service costs (unless a licensee relationship with a major established OEM/distributor is negotiated), has resulted in this segment being moved to a later phase.

3. OFFSHORE BROWN OUT: Most third world countries that have brown outs, such as India, Taiwan, Korea, Philippines, where most major business operations have power back-ups. We believe that American interests in foreign countries likely have back-up for alarm and security systems, which could make this an attractive niche segment at a later phase. Competitive markets with difficult penetration and poor distribution channels combined with high sales and financing costs make this a Phase IV segment.

4. OFFSHORE ECOLOGICAL: Geographic concentrations of fossil fuel burning such as Hong Kong, Vietnam, which have attendant health problems and are supported in clean-up by World Bank and other international organizations. A small market group, with very competitive conditions and weak, inefficient distribution channels make the sales, marketing and warranty costs too high to focus on in early Phases.

COMPETITION

Generally there are two main processes in which hydrogen is currently produced in large quantities for either fuel cell use or industrial bulk gas applications: by extraction of hydrogen from hydrocarbons and by the electrolysis of water. Fossil fuels can be reformed to produce pure hydrogen and within this process natural gas is the most common fuel of choice. This process also produces carbon dioxide emissions and requires excessive power to operate the reformer. Hydrogen can be separated from oxygen in water using electrolysis. This process requires high voltage electricity and is currently uneconomical. Electrolytically produced hydrogen costs around $30/mBtu, natural gas reformed hydrogen about $3/mBtu, and gasoline reformed hydrogen about $9/mBtu.

We believe that the U.S. hydrogen industry currently produces 9 million tons of hydrogen per year (enough to power 20-30 million cars or 5-8 million homes) for use in chemicals production, petroleum refining, metals treating and electrical applications. Steam methane reforming accounts for 95% of the hydrogen produced in the U. S. Other methods of hydrogen production are gasification of fossil fuels (e.g. coal), splitting water using electricity (electrolysis), heat or light, and thermal or biological conversion of biomass.

We believe that researchers and companies understand the importance of this fuel. There are fuel cell and vehicle producers, like Ballard and Ford, teaming up with fuel producing companies like Exxon and Shell Hydrogen working cooperatively, trying to make a viable, economically competitive hydrogen fuel.

The two major categories of hydrogen productions systems are fuel cell manufacturing companies, which invariably integrate a fuel production process, and manufacturers and distributors industrial gases, including hydrogen.

PROTON EXCHANGE MEMBRANE FUEL CELLS (PEM): Most hydrogen fuel cell companies are concentrating on PEM (Proton Exchange Membrane) fuel cells platforms and predominantly involved in the automotive sector. The advantages of the PEM fuel cell include fast startup and load following, and scalability, while disadvantages include that they require high purity H2 fuel, are poisoned by carbon monoxide and sulfur, dependant on platinum (unstable pricing) and requires large compression and storage. Applications include transportation, uninterrupted power supply, and auxiliary power. Some of the major companies involved with PEM fuel cells include Anuvu Fuel Cell Products, Avista Labs, Ballard Power, Direct Methanol Fuel Cell Corp., Plug Power (including H Power, acquired), Placan, Fuel Cell Energy, General Motors, Hitachi, Hydrogenics, Millennium, Mitsubishi, Motorola, MTI MicroFuel Cells, Nuvera Fuel Cells, Proton Energy Systems, and Stuart Energy.

DIRECT METHANOL FUEL CELLS (DMFC): The companies producing DMFCs include those producing fuel cells that can be fueled directly by any alcohol. The optimal application for DMFCs is in the field of personal electronics, e.g. primary power or battery charging for cell phones, laptops, PDs, and MP players. DMFCs has an advantage over batteries because they have higher energy density, grid independence, and instant "RECHARGING". DMFCs use liquid fuel but require no reformer and operate near room temperature. Primary markets for DMFCs are military (battlefield networking), consumer (grid independence), and industrial (inventory tracking). The companies producing DMFCs include Direct Methanol Fuel Cell Corp; Ballard Power (acquired rights from DTI Energy), Hitachi, Independent Power Technologies, Jadoo Power Systems, Giner, Manhattan Scientifics, Mechanical Technology, Inc. (parent of MTI Micro Fuel Cells), Medis Technologies, Motorola, Neah Power Systems, NEC, Samsung, and Toshiba.

ALKALINE FUEL CELLS (AFC): The advantages include inexpensive electrolytes and catalysts, fast start-up, low temperature operation, while disadvantages include sensitivity to CO2. Applications include transportation, portable, aerospace (used in US manned spacecraft). Competitors include Astris Energi Inc., a Canadian company (Mississauga, Ontario) that since 1983 has been pioneering the development of alkaline fuel cell electric generators and now has three such power systems fully tested and ready for commercialization, Apollo Energy Systems, Eneco, Independent Power Technologies, Medis Technologies, Inc., and UTC Fuel Cells, a United Technologies Company, maker of AFCs for NASA's Apollo and Space Shuttle programs.

MOLTON CARBONATE FUEL CELLS (MCFC): The primary advantages of MCFCs are that they operate with the highest efficiency. MCFCs run on natural gas and the system's hot exhaust can be used for cogeneration. The major disadvantages of MCFCs is that they are slow to warm up and load. MCFCs are primarily used for baseload generation, commercial industrial uses, hotels, hospital, and co-generation. The major companies in producing MCFCs are Ansaldo Fuel Cells, CHUBU Electric, Fuel Cell Energy, Inc., and GenCell Hokkaido Electric.

SOLID OXIDE FUEL CELLS (SOFC): SOFCs run on natural gas and have a higher efficiency than PEMs. They also produce hot exhaust which can be used for cogeneration. Basically SOFCs have application in the areas of APUs, residential, commercial, industrial, and cogeneration. The companies producing SOFCs include Altair Nanotechnologies, CellTech Power, Acumetrrics Adaptive Materials, Inc., Ceres Power, Chubu Electric Power (with Mitsubishi Heavy Industries), Ceramic Fuel Cells, Delphi, EBZGmbH, Franklin Fuel Cells, Fuel Cell Technologies, Fuel Cell energy, General Electric, Global Thermoelectric, Honeywell, McDermott Technology, NexTech Materials, NAGK Insulators, Rolls Royce, Siemens, Siemens-Westinghouse, Sulzer Hexis, TechSys Inc., and Ztek Corp.

PHOSPHORIC ACID FUEL CELLS (PAFC): The advantages of PAFC are that they are readily available commercially. Their disadvantages are that they are less efficient than MCFCs and SOFCs and require an external reformer. Mainly, PAFCs are used in stationary operations. The two major companies in this area are UATC Fuel Cells and Electrochem, Inc.-Toshiba.

REGENERATIVE FUEL CELLS: Regenerative Fuel Cells have a single stack so they can run as both a fuel cell and an electrolyzer. The disadvantage of this fuel cell is that there are none yet available in commercially significant power ranges. Regenerative Fuel Cells are used in systems based on intermittent renewable energy, arbitrage of peak and off-peak electricity prices, and self fueling UPS systems.

Examples of industrial gas providers include Air Liquide (www.airliquide.com), a global provider of industrial and medical gases. Their core business is to supply oxygen, nitrogen, hydrogen and other gases and services to most industries (for example: steel, oil refining, chemicals, glass, electronics, healthcare, food processing, metallurgy, paper and aerospace). Air Products' hydrogen strategy has focused on the supply of hydrogen for demonstration and pilot projects to such organizations as Honda and Toyota. Air Products built and operates an on-site hydrogen production facility, a fuel cell power plant and a fueling station capable of dispensing hydrogen and hydrogen blended fuels to a fleet of light duty vehicles in Las Vegas, Nevada. Praxair is the largest industrial gases supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Southern Europe. Their primary products are oxygen, nitrogen, argon, helium, hydrogen, electronics gases and a wide range of specialty gases. Praxair was selected as the exclusive hydrogen supplier for Coleman Powermate's new AIRGEN(TM) fuel cell generator. The generator can be used by industrial customers as a back-up power source to keep mission-critical computer and phone systems operating during power outages.

LICENSES

AEC owns all its technology without any royalty obligations and relies on no licensing agreements for its operations. We anticipate that we may enter into cross licensing agreements with major distribution partners in the future as part of the distribution of its products.

PATENT

A provisional patent has been filed for our core technology and we have substantially documented the invention date. We have conducted a comprehensive prior art search and are currently preparing the main patent application. We intend to obtain patent protection in the countries that represent approximately 80% of global gross domestic product.

GOVERNMENT REGULATION

It is common for the government to set the standards of alternative energy processes. Hydrogen has not come under those standards as yet. The only regulations that currently apply are for the storage of Hydrogen gas, which our process does not require. However, we believe that the flow, pressure build up, and the fittings used in our applications, whether they are direct ignition or fuel cell application, will eventually come under regulation.

TRADEMARKS

The Company currently owns no trademarks with respect to its products.

EMPLOYEES

We currently have 8 full time employees. We have outsourced certain functions to consultants who do not work exclusively for us. We have three main consultants: business development, sales and marketing, and technical.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH
SECTION 16(a) OF THE EXCHANGE ACT

As of MARCH 28, 2005, the directors and executive officers which are actually employed by AEC, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME                      AGE                           POSITION
----                      ---                           --------

BLAINE FROATS             66         Chairman of the Board of Directors, CEO

SEAN FROATS               33         Director, Vice President of Operations, and
                                     Secretary

JACK WASSERMAN            55         Director and Treasurer

None of AEC's directors or executive officers is currently a director of any company that files reports with the SEC, except as described below. None of our directors have been involved in any bankruptcy or criminal proceeding (excluding traffic an other minor offenses), nor has been enjoined from engaging in any business.

AEC's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. AEC's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

BLAINE FROATS has been the chairman of the board of directors and chief executive officer of AEC, since May 2003. Mr. Froats was raised in London, Ontario where he attended South Collegiate Institute. In 1958, he joined A. E. Ames where he completed the Investment Dealers Association Securities Course in two years, earning the fourth highest mark in Canada. After leaving A. E. Ames in 1958, Mr. Froats joined the Royal Trust Company as a Personal Investment and Pension Fund Officer. During his tenure with the Royal Trust Company, he completed the Harvard University Certified Analyst Course and thereafter obtained a Certified Financial Analyst degree. From 1964 to 1969, he worked for Cochran Murray & Company (now known as Midland Walwyn) as an Institutional Salesperson and then a Special Situation Analyst. He eventually joined the Corporate Finance Department and worked closely with one of the firm's senior partners. While with Cochran Murray & Company, he underwrote Magna Electronics (now known as Magna International). In 1970, Mr. Froats formed his own consulting firm. Mr. Froats became involved in plastic reclaiming and invented a plastic/paper separator that was, subsequently, patented internationally. Since 1975 he has been the Chief Executive Officer of several publicly reporting companies in both Canada and the United States, including Formulated Mouldings (Canada) Inc., an Ontario company, Mainframe Fund Inc., an Ontario company, and Nyderdown (Canada) Inc., an Ontario company. He is currently the Chief Executive Officer and Chairman of Environmental Shelter, Inc., an Ontario company, Environmental Fuel Technology, Inc., an Ontario company, and Environmental Plastics Corporation, a Delaware corporation. In 1991, Mr. Froats founded Environmental Products Group, Inc. ("EPG"), an affiliated Delaware corporation, for which he co-invented a new plastic used in home moldings. Mr. Froats is currently the Chairman of the Board of Directors of EPG, which in 1991-92 was listed on the OTC Bulletin Board but is no longer a reporting company. Mr. BLAINE FROATS is the father of Mr. SEAN FROATS, the Vice President of Operations and a director of AEC.

SEAN FROATS has been a director, secretary and the vice president of operations of AEC since May 2003. Since 1997, Mr. Froats has been a director and the vice president of operations of EPG where he is responsible for all computer related operations, film presentations, technical drawings, and the design of EPG's logo, stationary, reports, graphics, and WEBSITE. He invented EPG's plastic shelter and co-invented EPG's home molding plastic. In 1991-92 EPG was listed on the OTC Bulletin Board but is no longer a reporting company. Mr. SEAN FROATS is the son of Mr. BLAINE FROATS, the chairman of the board of directors of AEC.

JACK WASSERMAN has been a director and the treasurer of AEC since May 2003. Mr. Wasserman has been an auditor for over 25 years. He began his career in 1974 as an auditor with Arthur Andersen and Company. Mr. Wasserman left Arthur Andersen and Company in 1976 and for the next year was a senior external auditor for Revenue Canada. From 1977 to 1979, he worked for Abrams, Caplan and Zwieg as an Audit Manager. From 1977 to 1990, Mr. Wasserman was the Vice President of Finance for Yorkville Limited, a manufacturer of musical instruments and equipment. After leaving Yorkville Limited, he was hired as an independent consultant by Curwood Packaging Inc. to restructure THE COMPANY's accounting department. From 1991 to 2000, Mr. Wasserman worked on the development of several businesses into franchising opportunities, including GamePower Inc., a video game operations company (1992-1994), Visual Adventures Inc., a video arcade company (1994), World Tel Internet Inc., an Internet Service Provider (1994-1995), and Yesic Communications Inc., an Internet Service Provider (1995-2000). In addition to being a director of AEC, Mr. Wasserman is a director, the president and chief executive officer of Consolidated Gulfside Resources Limited, a Canadian public company listed on the Toronto Stock Exchange. From 2000 until joining AEC, Mr. Wasserman was retired. Mr. Wasserman received his Bachelor of Commerce degree from the University of Toronto, Toronto, Ontario in 1972.

Board Of Directors And Committees

Our Board of Directors presently consists of three members: BLAINE FROATS, SEAN FROATS, and JACK WASSERMAN. Our BYLAWS generally provide for majority approval of directors in order to adopt resolutions. The Board of Directors may be expanded in the future. All executive officer compensation, including payroll expenditures, salaries, stock options, stock incentives, and bonuses, must be approved by the unanimous consent of the Board of Directors. The entire Board of Directors acts as the Audit Committee and the Compensation Committee.

On compensation matters, the Board considers and recommends payroll expenditures, salaries, stock options, stock incentive and bonus proposals for our employees. Acting in its audit committee function, the Board reviews, with our independent accountants, our annual financial statements prior to publication, and reviews the work of, and approves non-audit services performed by, such independent accountants. The Board appoints the independent public accountants for the ensuing year. The Board also reviews the effectiveness of the financial and accounting functions and the organization, operation and management of AEC.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal year ended December 31, 2004 and December 31, 2003 and 2002 certain information regarding the compensation earned by AEC's Chief Executive Officer and each of AEC's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2004 exceeds $100,000, with respect to services rendered by such persons to AEC and its subsidiaries.


                                                          SUMMARY COMPENSATION TABLE

(a)                         (b)      (c)             (d)     (e)                (f)             (g)               (h)          (i)
                                                                                              SECURITIES                       ALL
NAME AND                                                     OTHER              RESTRICTED    UNDERLYING
PRINCIPAL                                                    ANNUAL             STOCK         OPTIONS/           LTIP
POSITION                  YEAR (1)      SALARY      BONUS    COMPENSATION-      AWARD(S)      SARS               PAYOUTS
--------                  --------      ------      -----    -------------      --------      ----               -------
Blaine Froats               2004       137,000          -             -               -       2,000,000             -           -
                            2003             -          -             -               -       2,000,000             -           -
                            2002             -          -             -               -               -             -           -

Sean Froats                 2004       119,000          -             -               -       2,000,000             -           -
                            2003        45,000          -             -               -       1,000,000             -           -
                            2002             -          -             -               -               -             -           -

Jack Wasserman              2004             -          -             -               -         100,000             -           -
                            2003             -          -             -               -         100,000             -           -
                            2002             -          -             -               -               -             -           -

Corbee Dutchburn (2)        2004             -          -             -                               -             -           -
                            2003             -          -             -         325,000               -             -           -
                            2002             -          -             -               -               -             -           -

Lyle Goodis (2)             2004             -          -             -                               -             -           -
                            2003             -          -             -         325,000               -             -           -
                            2002             -          -             -               -               -             -           -

Geeta                       2004             -          -             -               -               -             -           -
Naipaul-                    2003                        -             -                               -             -           -
Denton                      2002       120,000          -             -         150,000               -             -           -
President

Robert G.                   2004             -          -             -               -               -             -           -
Jones                       2003             -          -             -                               -             -           -
                            2002             -          -             -         835,886                             -           -
                            2001       100,000          -             -         550,000          62,500             -           -
                            2000       120,000          -             -       1,200,000               -             -           -

Gary W.                     2004             -          -             -               -               -             -           -
Evans                       2003             -          -             -                               -             -           -
Secretary                   2002        60,000          -             -         400,000                             -           -
                            2001       120,000          -             -         512,500          62,500             -           -
                            2000       120,000          -             -       1,200,000               -             -           -

Robert W.                   2004             -          -             -               -               -             -           -
Wilder                      2003             -          -             -               -               -             -           -
                            2002             -          -             -         328,598               -             -           -
                            2001        50,000          -             -         550,000               -             -           -
                            2000       120,000          -             -         800,000               -             -           -

      (1) As of March 28 2004, Blaine Froats, Sean Froats, Jack Wasserman, Corbee Dutchburn and Lyle Goodis are only individuals identified in this table that are still associated with AEC. Denton, Jones and Evans resigned in May 2003 and Wilder resigned in 2002. Mr. Goodis and Mr. Dutchburn have resigned their executive positions with the Company but continue to act as consultants to the Company.

      (2) Pursuant to agreements with the Company, each of Corbee Dutchburn and Lyle Goodis were issued 225,000 shares of common stock. An additional 200,000 shares of common stock was issued to Velocity Product Solutions, Inc. for services provided by Mr. Dutchburn and Mr. Goodis. 100,000 shares has been attributed to each of Mr. Dutchburn and Mr. Goodis.

OPTION/SAR GRANTS

On May 22, 2003, AEC adopted a stock option plan, authorizing AEC to grant options to purchase up to an aggregate of 7,500,000 shares of common stock. This plan was recently amended to authorize the issuance of 15,000,000 shares of common stock.

On July 7, 2003 the Company granted 4,100,000 options at $0.10 expiring June 1, 2006 to Blaine Froats (2,000,000), Sean Froats (1,000,000), Jack Wasserman (100,000), Jeffrey Hayward (500,000), Suzanne Brydon (250,000), Jason Froats (150,000) and Marilyn Froats (100,000). The Company has expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totals $697,000 and 20,000 options were exercised in the year. $693,600 has been recorded to the stock option liability account.

On October 15, 2004, the Company granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grant day equaled the option price of $0.34.

550,000 options were exercised in the year and 200,135 options expired during the year.

The following table summarizes information about options outstanding at December 31, 2004:


         RANGE OF                           REMAINING
         EXERCISE          NUMBER           CONTRACTUAL
         PRICES            OUTSTANDING      LIFE
         ------            -----------      ----

         $0.10             3,530,000        1.5 YEARS

         $0.34             5,050,000        2.875 YEARS
                           ---------
                           8,580,000
                           =========

For options issued in 2001, the new accounting policy of the Company was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180. In 2002, no options were issued by the Company, and in 2004 no expense was recorded for the issuance of options as they were granted at fair market value.

The options included in stock option liability were issued as follows:

         2001                              $153,180
         2003                               693,600
                                           --------
                                           $846,780
                                           ========

The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to officers and/or directors:

                                            NUMBER OF
                                            SECURITIES
                      NUMBER OF             UNDERLYING
                      SECURITIES           OPTIONS/SARS
                      UNDERLYING             GRANTED             EXERCISE          NUMBER OF
                       OPTIONS             DURING LAST           OR BASE            OPTIONS          EXPIRATION
NAME                 SARS GRANTED          12 MONTHS[1]        PRICE ($/SH)        EXERCISED            DATE
----                 ------------          ------------        ------------        ---------            ----
Blaine Froats                               2,000,000              $0.34               NIL             10/15/07
Jack Wasserman                                100,000              $0.34               NIL             10/15/07
Sean Froats                                 2,000,000              $0.34               NIL             10/15/07


Other than as set forth above, we have no stock options or stock appreciation rights to its officers or directors.

There are no compensation arrangements for employment, termination of employment or change-in-control between the Company and the executive officers.

COMPENSATION OF DIRECTORS

AEC has not compensated any director for his services as a director during 2004 except as set forth above.

EMPLOYMENT AGREEMENTS

There are no outstanding fees or expenses due directors or officers effective December 31, 2004.

The Company previously entered into agreements with Velocity Product Solutions, Inc. relating to the services of Corbee Dutchburn and Lyle Goodis on September 25, 2003, October 30, 2003 and December 5, 2003. As a result of the October 30, 2003 agreement, Mr. Dutchburn served as the Company's president and chief operating officer and Mr. Goodis served as the Company's executive vice president. Pursuant to the September 25, 2003 agreement, Velocity received 200,000 shares of the Company's common stock. Pursuant to the October 30, 2003 agreement, Mr. Dutchburn and Mr. Goodis were each issued 225,000 shares of the Company's common stock valued at $1.48/share. Pursuant to the December 5, 2003 agreement, the services were to be provided for a three (3) month period for a monthly fee of $22,225 per month beginning January 1, 2004. This agreement is renewable on three (3) month intervals. Mr. Goodis and Mr. Dutchburn resigned their positions as officers of the Company in June 2004, but remain as consultants to the Company on a project basis.

The Company entered into an employment agreement with Geeta Naipaul-Denton, a former president of the Company, wherein the Company would pay Ms. Naipaul-Denton $120,000 per year. The employment agreement had a three year term. This agreement was terminated effective December 31, 2002.

The Company had entered into an employment agreement with Robert Jones, a former president of the Company, wherein the Company was to pay Mr. Jones $120,000. The employment agreement had a three year term. Mr. Jones resigned as president effective October 11, 2001. This agreement was terminated effective October 31, 2001.

The Company had entered into an employment agreement with Gary Evans wherein the Company would pay Mr. Evans $120,000 per year as secretary of the Company. The employment agreement has a three year term. This agreement was terminated effective December 31, 2002.

DESCRIPTION OF PROPERTY

AEC's administrative offices are located at 3325 North Service Road, unit 105, Burlington, Ontario, Canada L7N 3G2 Phone: (905) 332-3110 Fax: (905) 332-2068 www.cleanwatts.com. AEC occupies 3,000 square feet at a rental rate of $1,992,88 CAD per month ($1,517.11 USD per month). Our lease is renewed on a bi-annual basis with the current period ending April 30, 2005.

In 2004 we opened a facility near Oak Ridge, Tennessee. Our hydrogen production process was further refined at this facility. We have determined that further study of the process need not take place at the facility and we have closed it. We intend to sublet the facility but remain obligated on the lease for an additional 12 months at a rental rate of $3,189.75 per month.

LEGAL PROCEEDINGS


On October 22, 2004 we sued Russell Rothman in the Ontario Superior Court of Justice (Case No. 04-CV-277760CM2). We are seeking the rescission of agreements between us and Rothman, return of shares paid to him, and return of money paid. We had entered into an agreement with Rothman for the purchase of certain technology related to the production of hydrogen gas. Rothman represented to us that he had all right title and interest in the technology and had the ability to sell the technology. We alleged in our lawsuit that Rothman had in fact sold the technology to other companies, and on more than one occasion, prior to entering into the agreement with us. We additionally allege that the technology he purported to sell did not work. We do not rely on the Rothman technology for the production of hydrogen. We have developed our own proprietary processes for producing hydrogen.

Rothman has counterclaimed against us for breach of contract in the amount of $2 billion and is asking for punitive damages in the amount of $10 million. We believe that the counterclaim is completely without merit. Accordingly, on July 12, 2005 we are scheduled to return to Court, at which time our Canadian solicitors will move for an order to determine that the counterclaim is groundless and for it to be dismissed. This court date was originally set for April 1, 2005, but was adjourned by the Court at Rothman's request.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect of the beneficial ownership as of March 11, 2004, for any person who is known to AEC to be the beneficial owner of more than 5% of AEC's common stock.

                                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                              NAME AND                  AMOUNT AND NATURE OF                               PERCENTAGE OF
TITLE OF CLASS       ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP          POSITION               CLASS(1)
--------------       ---------------------------        --------------------          --------               --------
Common               AEC 1, Inc.                            74,870,715(2)                                        71.4%
                     3325 North Service Road Unit 105          (Direct)
                     Burlington, Ontario
                     Canada L7M 3G2

Common               Blaine Froats                          74,870,715(2)               CEO                      73.3%
                     3325 North Service Road, Unit 105        (Indirect)         Director, President,
                     Burlington, Ontario                     2,000,000(3)
                     Canada L7N 3G2                            (Direct)

Total                                                         76,870,715                                         73.3%



----------

      (1) Applicable percentage of ownership is based on 104,814,941 shares of common stock outstanding as of March 28, 2005, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 28, 2005, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (2) These shares are held by AEC1, Inc. Blaine Froats together with his wife, Marilyn, and son, Sean, own a majority of the outstanding shares of AEC1, Inc. and have the voting power over AEC1, Inc.'s shares of AEC. 50,000,000 shares of AEC1, Inc. are titled in the name of First Flotilla
      (BWI) Inc., which is owned by Blaine Froats and Sean Froats. Blaine Froats also owns 705,000 shares of AEC1, Inc. in his own name.

      (3) Mr. Froats owns options to purchase 2,000,000 shares of the Company's common stock at $0.10 per share.

The following table sets forth information with respect of the beneficial ownership as of March 28, 2005, for the officers and directors of AEC.

                                       SECURITY OWNERSHIP OF MANAGEMENT

                                     NAME AND                    AMOUNT AND NATURE OF                               PERCENTAGE OF
TITLE OF CLASS              ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP          POSITION               CLASS(1)
--------------              ---------------------------          --------------------          --------               --------
Common                 Blaine Froats                               74,870,715(2)        Director, President,          72.4%
                       3325 North Service Road Unit 105              (Indirect)                  CEO
                       Burlington, Ontario                          3,750,000(3)
                       Canada L7M 3G2                                 (Direct)

Common                 Sean Froats                                5,000,000(2)(4)           Director, VP               7.2%
                       3325 North Service Road, Unit 105             (Indirect)
                       Burlington, Ontario, Canada L7N 3G2           2,750,000
                                                                      (Direct)

Common                 Marilyn Froats                               2,406,561(5)                                       2.39%
                       3325 North Service Road, Unit 105              (Direct)
                       Burlington, Ontario, Canada L7N 3G2           100,000(5)
                                                                      (Direct)

Common                 Jack Wasserman                                200,000(6)               Director                     *
                       3325 North Service Road, Unit 105
                       Burlington, Ontario, Canada L7N 3G2


All officers and directors                                          89,077,276                                       78.12%
as a group (5 persons)

----------

      (1) Applicable percentage of ownership is based on 104,814,941shares of common stock outstanding as of March 28, 2005, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 28, 2005, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (2) These shares are held by AEC1, Inc. Blaine Froats together with his wife, Marilyn, and son, Sean, own a majority of the outstanding shares of AEC1, Inc. and have the voting power over AEC1, Inc.'s shares of AEC. 5,000,000 shares of AEC1, Inc. are titled in the name of First Flotilla
      (BWI) Inc., which is owned by Blaine Froats and Sean Froats. Blaine Froats also owns 705,000 shares of AEC1, Inc. in his own name.

      (3) Mr. Froats owns options to purchase 1,750,000 shares of the Company's common stock at $0.10 per share and options to purchase 2,000,000 shares at $.34 per share.

      (4) Sean Froats is the son of Blaine Froats and Marilyn Froats. Sean is the beneficial owner of 5,000,000 shares of the Company's common stock through his ownership of 5,000,000 shares of AEC1, Inc. common stock. Sean Froats is a director of AEC1, Inc. Sean Froats also owns options to purchase 750,000 shares of the Company's common stock at $0.10 per share and 2,000,000 options at $.34 per share.

      (5) Marilyn Froats is married to Blaine Froats the Chairman of the Board of Directors, and the mother of Sean Froats. Ms. Froats beneficially owns 2,406,561 shares of the Company's common stock which are tilted in the name of AEC1, Inc. Ms. Froats owns options to purchase 100,000 shares of the Company's common stock at $0.10 per share.

      (6) Jack Wasserman owns options to purchase 100,000 shares of the Company's common stock at $0.10 per share and 100,000 shares at $.34 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the year the Company had the following related party transactions:

                                                               2004       2003
                                                               ----       ----
a) Management fees and expenses paid to directors of the
company and their related company                              $ -      $240,000
                                                               ----     --------

b) Under the terms of an agreement to return certain patents and technology to its' original owner, the Company transferred these patents and technology to its parent company. In consideration for this transfer of the patents and technology, the Company received 30 million of its own shares from the parent company which were subsequently cancelled.

During 2002 and 2003, we paid directors of the Company and their related entity, management fees and expenses of $240,000 in 2003 and $336,326 in 2002.


As of December 31, 2004, we owed $350,381 to a director of AEC, Blaine Froats, pursuant to a non-interest bearing demand note.


The Company previously entered into agreements with Velocity Product Solutions, Inc. relating to the services of Corbee Dutchburn and Lyle Goodis on September 25, 2003, October 30, 2003 and December 5, 2003. As a result of the October 30, 2003 agreement, Mr. Dutchburn served as the Company's president and chief operating officer and Mr. Goodis served as the Company's executive vice president. Pursuant to the September 25, 2003 agreement, Velocity received 200,000 shares of the Company's common stock. Pursuant to the October 30, 2003 agreement, Mr. Dutchburn and Mr. Goodis were each issued 225,000 shares of the Company's common stock valued at $1.48/share. Pursuant to the December 5, 2003 agreement, the services were to be provided for a three (3) month period for a monthly fee of $22,225 per month beginning January 1, 2004. This agreement is renewable on three (3) month intervals and terminated on March 31, 2004. Mr. Goodis and Mr. Dutchburn resigned their officer positions with the Company in June 2004, but continue to act as consultants to the Company , on a project basis only.

In December 2002, we entered into an agreement with AEC I Inc., formerly known as, Alternate Energy Corp. to acquire their assets. AEC1, Inc. is a company that is not in the industry that the Company was in. However, the board of directors decided that the Company would not be able to execute its e-health business plan. The agreement with AEC1, Inc. required the Company to initiate a 2.2 for 1 reverse split. The Company then issued 104,870,715 new shares to AEC1, Inc. and received the forgiveness of a loan to the Company in the amount of $202,000 for the assets. The acquisition of the assets was completed on May 23, 2003 and a new board of directors was elected. The Company changed its name to Alternate Energy Corp.

On January 3, 1999, we entered into an employment agreement with Robert Jones wherein we will pay Mr. Jones $120,000 per year as our Treasurer. He was appointed President in February 2000 and resigned in October 2001. This agreement was terminated effective October 31, 2001.

On January 3, 1999, we entered into an employment agreement with Gary Evans wherein we will pay Mr. Evans $120,000 per year as our Secretary and Treasurer. The employment agreement had a three year term. This agreement was terminated effective June 30, 2002.

On October 11, 2001, we entered into an employment agreement with Geeta Naipaul-Denton wherein the Company will pay Ms Naipaul-Denton $120,000 per year as President of the Company. The employment agreement has a three-year term.

MARKET FOR AEC'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares currently trade on the Over-the-Counter Bulletin Board under the symbol "ARGY." From January 1, 2002 to May 23, 2003 the Company's shares traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the trading symbol "COII." The highest and lowest bid prices for AEC's common stock for each calendar quarter for 2004, 2003 and 2002 as reported by the National Quotation Bureau, and represents inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

Fiscal Quarter                        High                      Low
--------------                        ----                      ---
2005 First Quarter                   $ 0.43                   $0.295

2004 Fourth Quarter                  $ 0.60                   $ 0.31
Third Quarter                        $0.505                   $ 0.31
Second Quarter                       $ 0.69                   $ 0.43
First Quarter                        $ 1.07                   $0.565

2003 Fourth Quarter                  $ 1.72                   $ 0.64
Third Quarter                        $ 2.60                   $ 0.20
Second Quarter (1)                   $ 0.55                   $ 0.05
First Quarter                        $ 0.76                   $ 0.30

2002 Fourth Quarter                  $ 0.90                   $ 0.07
Third Quarter                        $ 1.00                   $ 0.04
Second Quarter                       $ 2.10                   $ 0.60
First Quarter                        $ 0.65                   $ 0.21

      (1) During the Second quarter of 2003 the Company executed a 2.2 for 1 reverse stock split. The figures for the Second and subsequent quarters reflect this split and have not been adjusted..

At December 31, 2004, there were 104,814,941 common shares of the Company issued and outstanding.

As of December 31, 2004, there were approximately 160 holders of record, including common shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known by the Company.

DIVIDENDS

We have not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on our operations, its capital requirements, and its overall financial condition.

CHANGES IN SECURITIES

With respect to the sale of unregistered securities, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding AEC so as to make an informed investment decision. More specifically, AEC had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in AEC's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital consists of 250 million shares of common stock, par value $0.001 per share and 0 shares of preferred stock. At March 28, 2005, there were 104,814,941 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to our capital stock contained in its Articles of Incorporation and By-Laws and under Nevada Statutes. The summary is qualified in its entirety by reference to our Articles of Incorporation and By-Laws and Nevada law.

COMMON STOCK

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

None.

WARRANTS

In January 2004 as part of a financing transaction, we issued warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. In December 2003 as part of a financing transaction, we issued warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term.

We have issued warrants to consultants of the Company. HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Alpine Capital was issued warrants to purchase a total of 286,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

On March 2, 2005, the company entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible at a price of $.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in the Company's common shares at 70% of the average closing bid price for the 5 days preceding the notice to exercise and expiring 90 days after the registration statement registering the shares has been declared effective.

OPTIONS

On May 22, 2003, we adopted a stock option plan, which allows us to grant options to persons employed or associated with the Company, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 7,500,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date. The exercise price for each option will be at the discretion of the Compensation Committee. This plan was recently amended to authorize the issuance of 15,000,000 shares of common stock.

On July 7, 2003 we granted 4,100,000 options at $0.10 expiring June 1, 2006 to Blaine Froats (2,000,000), Sean Froats (1,000,000), Jack Wasserman (100,000), Jeffrey Hayward (500,000), Suzanne Brydon (250,000), Jason Froats (150,000) and Marilyn Froats (100,000). The Company has expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2004 totals $697,000 and 20,000 options were exercised in the year. $693,600 has been recorded to the stock option liability account.

On October 15, 2004, the Company granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grant day equalled the option price of $0.34.

550,000 options were exercised in the year and 200,135 options expired during the year.

The following table summarizes information about options outstanding at December 31, 2004:

         RANGE OF                                                 REMAINING
         EXERCISE                       NUMBER                   CONTRACTUAL
          PRICES                     OUTSTANDING                     LIFE
          ------                     -----------                     ----
          $0.10                      3,530,000                     1.5 years
          $0.34                      5,050,000                     2.875 years
                                     ---------
                                     8,580,000
                                     ---------

For options issued in 2001, the new accounting policy of the Company was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180. In 2002, no options were issued by the Company. Options issued in 2004 were issued at fair market value and therefore the Company incurred no expense.

The options included in stock option liability were issued as follows:

         2001                              $153,180
         2003                               693,600
                                           --------
                                           $846,780

TRANSFER AGENT

      AEC's transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. The telephone Number for Computershare Trust Company is (303) 262-0600.

LIMITATION OF LIABILITY: INDEMNIFICATION

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of AEC from and against certain claims arising from or related to future acts or omissions as a director or officer of AEC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AEC pursuant to the foregoing, or otherwise, AEC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

      The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of AEC that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with AEC's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                                     EXPERTS

      The consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Danziger & Hochman, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Danziger & Hochman does not have a direct or indirect interest in the Company, and was not on a contingency basis.

                                  LEGAL MATTERS

      Jonathan D. Leinwand, P.A., Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us. Jonathan D. Leinwand, P.A. does not have a direct or incorrect interest in the Company and was not hired a contingency basis.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                             ALTERNATE ENERGY CORP.

                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2004

                            (STATED IN U.S. DOLLARS)

                             ALTERNATE ENERGY CORP.

                                      INDEX

                                DECEMBER 31, 2004


I. PAGE

       INDEPENDENT AUDITORS' REPORT                                   F-1

       CONSOLIDATED FINANCIAL STATEMENTS

       Consolidated Balance Sheet - Statement I                       F-2

       Consolidated Statement of Operations - Statement II            F-3

       Consolidated Statement of Shareholders' Equity Statement III   F-4

       Consolidated Statement of Cash Flows - Statement IV            F-5

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     F-6 - F-13

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of:
ALTERNATE ENERGY CORP.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of ALTERNATE ENERGY CORP. as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended and the period May 22, 2003 (date of inception of development stage company) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and their cash flows for each of the years then ended and the period May 22, 2003 (date of inception of development stage company) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Per Note 12, the prior year financial statements have been restated with no effect to net income.

Toronto, Ontario                       s\ Danziger & Hochman
January 24, 2005                                        Chartered Accountants

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

As at December 31, 2004                                              STATEMENT I

                                                           RESTATED(SEE NOTE 12)


                                                        2004            2003

ASSETS
CURRENT
Cash                                              $    418,253     $    411,727
Deferred consulting costs                              373,333        3,122,456
Prepaid expenses and sundry assets                     232,979           38,801
Marketable securities                                  360,000               --

                                                     1,384,565        3,572,984

OTHER
Property and equipment (note 3)                        313,317               --
Patents and technology                               2,124,373        1,969,236

                                                  $  3,822,255     $  5,542,220
LIABILITIES
CURRENT
Accounts payable and accrued liabilities          $     36,384     $    263,954
Due to director (note 4)                               350,381          180,362

                                                       386,765          444,316

SHAREHOLDERS' EQUITY

CAPITAL STOCK (note 5)                                 104,815          125,747

ADDITIONAL PAID IN CAPITAL                          23,168,880       19,543,328

ACCUMULATED OTHER COMPREHENSIVE INCOME                  81,086               --

(DEFICIT) ACCUMULATED DURING
DEVELOPMENT STAGE Statement III                    (19,919,291)     (14,571,171)
                                                     3,435,490        5,097,904
                                                  $  3,822,255     $  5,542,220

                 Commitments and contingent liability - note 13

_____________________________DIRECTOR


ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004                                    STATEMENT II


                                                                         INCEPTION
                                      2004              2003              TO DATE

REVENUE                          $          --      $          --      $          --

EXPENSES
Administrative                         428,674             76,973            505,647
Consulting fees                      4,467,672          2,857,703          7,325,375
Management fees (note 10)                   --            240,000            240,000
Professional fees                      379,367             29,443            408,810
Research and development                30,567                 --             30,567
Stock option benefit                        --            697,000            697,000
Amortization                            41,840                 --             41,840

(LOSS) BEFORE THE UNDERNOTED        (5,348,120)        (3,901,119)        (9,249,239)
Recovery of loan                            --           (202,000)                --
(Loss) on investments                       --                 --           (202,000)

NET (LOSS) FOR THE YEAR          $  (5,348,120)     $  (3,699,119)     $  (9,047,239)

NET (LOSS) PER SHARE             $        (.04)     $        (.08)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING          128,185,299         45,798,538

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

For the Year Ended December 31, 2004                                                                               STATEMENT III


                                                                                    ACCUMULTED        DEFICIT
                                                     COMMON        ADDITIONAL         OTHER         ACCUMULATED
                                     COMMON          STOCK           PAID-IN       COMPREHENSIVE      DURING           TOTAL
                                     STOCK           AMOUNT          CAPITAL          INCOME        DEVELOPMENT        EQUITY
                                     SHARES         (NOTE 9)         (NOTE 9)         (LOSS)           STAGE         DEFICIENCY

DECEMBER 31, 2001                  3,380,510     $      3,381     $  9,046,043     $          0    $ (8,762,486)    $    286,938

Issue of shares for services         556,500              557          227,613                0               0          228,170
Issue of shares for cash           3,855,000            3,855          381,645                0               0          385,500
Issue of shares for services
   to directors                    3,892,174            3,892          717,934                0               0          721,826
Issue of shares to creditors       1,496,112            1,496          283,636                0               0          285,132
Net (loss) 2002                            0                0                0                0      (2,109,566)      (2,109,566)

DECEMBER 31, 2002                 13,180,296           13,181       10,656,871                0     (10,872,052)        (202,000)

Reverse stock split               (7,189,116)          (7,189)           7,189                0               0                0
Issue of shares for licence
   and patents                   104,870,715          104,870          (42,007)               0               0           62,863
Issue of shares for service        9,005,000            9,005        5,689,555                0               0        5,698,560
Issue of shares to creditors         300,000              300          209,700                0               0          210,000
Stock options issued                       0                0          693,600                0               0          693,600
Issue of shares for stock
   options                            20,000               20            1,980                0               0            2,000
Issue of shares for cash           1,060,000            1,060          530,940                0               0          532,000
Issue of shares for patents        4,500,000            4,500        1,795,500                0               0        1,800,000
Net (loss) 2003                            0                0                0                0      (3,699,119)      (3,699,119)

DECEMBER 31, 2003                125,746,895          125,747       19,543,328                0     (14,571,171)       5,097,904

Issue of shares for cash           5,500,000            5,500        2,744,500                0               0        2,750,000
Issue of shares for patents          500,000              500          169,500                0               0          170,000
Issue of shares for services       2,418,046            2,418          820,282                0               0          822,700
Issue of shares for warrants         200,000              200                0                0               0              200
Issue of shares for stock
   options (net)                     450,000              450          137,950                0               0          138,400
Cancellation of shares on
   return of patents
   (note 10)                     (30,000,000)         (30,000)               0                0               0          (30,000)
Stock options expired                      0                0         (246,680)               0               0         (246,680)
Unrealized gains on
   marketable securities                   0                0                0           60,000               0           60,000
Foreign currency
   translation/adjustment                  0                0                0           21,086               0           21,086
Net (loss) 2004                            0                0                0                0      (5,348,120)      (5,348,120)

DECEMBER 31, 2004                104,814,941     $    104,815     $ 23,168,880     $     81,086    $(19,919,291)    $  3,435,490

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2004                                                                              STATEMENT IV


                                                                                                     2003
                                                                                                   RESTATED        INCEPTION
                                                                                      2004         (NOTE 13)        TO DATE

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for the year Statement II                                              $(5,348,120)    $(3,699,119)    $(9,047,239)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Services for stock                                                                    961,750       5,910,560       6,872,310
Write-off of patents                                                                   41,085               0          41,085
Stock option liability expense                                                       (153,180)        693,600         540,420
Amortization                                                                           41,840               0          41,840

CHANGES IN OPERATING ASSETS AND LIABILITIES
Comprehensive income                                                                  (81,086)              0         (81,086)
Prepaid expenses and deferred development costs                                      (194,178)        (38,801)       (232,979)
Deferred consulting costs                                                           2,749,123      (3,122,456)       (373,333)
Accounts payable and accrued liabilities                                             (227,570)         61,954        (165,616)

Net cash (used in) operating activities                                            (2,210,336)       (194,262)     (2,404,598)

CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common shares for cash                                                     2,750,000         532,000       3,282,000
Advances from director                                                                170,019         180,362         350,381

Net cash used in financing activities                                               2,920,019         712,362       3,632,381

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                                   (355,157)              0        (355,157)
Purchase of patents and technology                                                    (48,000)       (106,373)       (154,373)
Investment in marketable securities                                                  (300,000)              0        (300,000)

Net cash (used) in investing activities                                              (703,157)       (106,373)       (809,530)

NET INCREASE IN CASH DURING YEAR                                                        6,526         411,727         418,253

CASH, BEGINNING OF YEAR                                                               411,727               0               0

CASH, END OF YEAR                                                                 $   418,253     $   411,727     $   418,253

NON-CASH ACTIVITIES
Common shares issued for services                                                     961,750       5,910,560       6,872,310
Common shares issued for patents and technology (net)                                 107,137       1,862,863       1,970,000

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


1.    BACKGROUND INFORMATION
      ----------------------

      1.    Nature of Operations

      Alternate Energy Corp., formerly known as COI, was incorporated in the State of Nevada on August 1, 1997. The Company commenced active business operations on June 1, 2003 and is considered to be a development stage company under SFAS 7. The Company has been working on a strategy to raise capital in order to continue its efforts to complete certification of its Hydrogen Production System as well as to develop its Alpha products.

            On February 4, 2004, the Company incorporated a wholly-owned subsidiary, 2040412 Ontario Inc. in the Province of Ontario, Canada. The subsidiary holds title to certain property and equipment reflected in the accounts of the Company.

      BASIS OF PRESENTATION

      These consolidated financial statements present the accounts of Alternate Energy Corp. and its wholly-owned subsidiary, 2040412 Ontario Inc. The consolidated entities will hereinafter be referred to as the Company. All significant intercompany accounts and transactions have been eliminated.

2.    SIGNIFICANT ACCOUNTING POLICIES
       -------------------------------

      ACCOUNTING PRINCIPLES

      The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's estimate of the fair value of cash, prepaid expenses, marketable securities, accounts payable and accruals and due to director approximates the carrying value.

      DEFERRED CONSULTING COSTS

      Shares have been issued to service providers and consultants over the terms of their contracts which range from six months to one year. Shares have been issued at the fair market value price at date of contract signing and the expense is amortized monthly over the term of the contract.

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
      -------------------------------

      FOREIGN CURRENCY TRANSLATION

      The Company considers the functional currency of its operations to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year end for assets and liabilities and average exchange rates during each reporting year for the results of operations. Adjustments resulting from translation of foreign accounts are included as a component of other comprehensive income
      (loss) within stockholders' equity. Transaction gains and losses in 2004 have been reflected as comprehensive income. In 2003 these amounts were not material.

      MARKETABLE SECURITIES

      Marketable securities are classified as current, are available for sale and are stated at fair market value. The net excess of fair market value over cost is included in Accumulated Other Comprehensive Income (Loss) on the Balance Sheet.

      PATENTS AND TECHNOLOGY

      In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 22, 2003, the Company evaluates the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of the Company's patents and technology, completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. To date, there has been no impairment of patents and technology.

      The changes in the carrying amount of patents and technology for the two years ended December 31, 2004 are as follows:

Balance, May 22, 2003                                               $         0
Patents and technology acquired during the year                       1,969,236
                                                                    ------------

Balance, December 31, 2003                                            1,969,236

Patents and technology acquired during the year                         218,000
Patents and technology disposed of during the year (note 10)            (62,863)
                                                                    ------------

Balance, December 31, 2004                                          $ 2,124,373
                                                                    ------------

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       -------------------------------

      INCOME TAXES

      The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided annually on a declining basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable. The declining balance rates are as follows:

Automobile                                            30% declining balance
Computer hardware                                     30% declining balance
Computer software                                     100% declining balance
Equipment                                             20% declining balance
Telephone                                             30% declining balance


      COMPREHENSIVE INCOME

      The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
      -------------------------------

      STOCK OPTION PLANS

      The Company applies the fair value based method of accounting prescribed by SFAS No. 123, (Accounting for Stock-Based Compensation) in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of the grant, which vests immediately based on the fair market value of the stock and is expensed in the period in which the option was granted.

      The Company uses the Black Scholes option model as prescribed by SFAS 123. The following table illustrates the assumptions used for the model.

                                                                                   2004       2003
                                                                                   ----       ----
Risk free interest rates                                                             .02        .02
Expected dividend yield                                                                0          0
Expected life                                                                    3 years    3 years
Expected volatility                                                                   64%        56%
Weighted average grant date fair value of options granted during the period    $    0.34  $    0.27
Weighted average remaining contractual life of options outstanding                  2.31        2.5


                  See note 6 for further stock option details.

3.    PROPERTY AND EQUIPMENT
       ----------------------

                                                       ACCUMULATED
                                           COST        AMORTIZATION        2004
                                        --------       ------------     --------
Automobile                              $ 34,521              5,178       29,343
Computer hardware                         24,668              3,700       20,968
Computer software                          8,077              4,038        4,039
Equipment                                285,244             28,524      256,720
Telephone                                  2,647                400        2,247
                                        --------       ------------     --------

                                        $355,157       $     41,840     $313,317
                                        --------       ------------     --------

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


4.    DUE TO DIRECTOR
      ---------------

            The amount due to one of the directors is non-interest bearing, due on demand and has no fixed repayment terms.

5.    CAPITAL STOCK
       -------------

      AUTHORIZED

                250,000,000 Common shares with a par

                           value of $0.001

ISSUED                                                      2004          2003
                                                          --------      --------
104,814,941 Common shares (2003 125,746,895)              $104,815      $125,747
                                                          --------      --------

            On August 16, 2004, the Company amended its' Articles of Incorporation and increased the number of authorized common shares to 250,000,000 from 150,000,000.

6.    STOCK OPTIONS
      -------------

      On May 22, 2003, the Company adopted a stock option plan that is accounted for based on SFAS No. 123 and related interpretations. The plan allows the Company to grant options to persons employed or associated with the Company, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 5,000,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date and the options vest immediately. The exercise price for each option is chosen at the discretion of the Compensation Committee. On February 24, the Company increased the number of shares to be issued under the plan to 15,000,000.

      On July 7, 2003 the Company granted 4,100,000 options at $0.10 expiring June 1, 2006 and expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totalled $697,000 and 20,000 of these options were exercised in the year.

            On October 15, 2004, the Company granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grant day equalled the option price of $0.34.

            550,000 options were exercised in the year and 200,135 options expired during the year.

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


6.    STOCK OPTIONS (continued)
      -------------

            The following table summarizes information regarding options outstanding at December 31, 2004.

RANGE OF EXERCISE PRICES        NUMBER OUTSTANDING         REMAINING CONTRACTUAL
                                                                            LIFE
$0.10                           3,530,000                  1.5 years
$0.34                           5,050,000                  2.875 years
                                ---------

                                8,580,000
                                ---------

7.    BASIC LOSS PER SHARE
       --------------------

            Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

8.    INCOME TAXES
      ------------

      The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

            The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:


                                                    2004               2003
                                                ------------       ------------
Non-capital losses carried forward              $ 10,013,288       $  4,665,186
                                                ------------       ------------
Enacted tax rate 30%
Deferred tax assets                                3,003,986          1,399,550
Less: Valuation allowance                         (3,003,986)        (1,399,550)
                                                ------------       ------------

Net future tax assets                           $          0       $          0
                                                ------------       ------------

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


8.    INCOME TAXES (continued)
      ------------

      In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.

9.    PRIOR YEAR AMOUNTS INCLUDED IN THE DEVELOPMENT STAGE COMPANY
      ------------------------------------------------------------

            On May 22, 2003, the Company was redefined as a development stage company in accordance with SFAS 7 and its requirements. The equity accounts at May 22, 2003 were as follows:

                  Capital stock                                     $    13,181
Additional paid-in capital                                           10,503,691
Deficit                                                              10,872,052

            These amounts are included in the equity accounts during the t 6 18 12 entire development stage of the Company. All amounts recorded in the "inception to date" category as comparative amounts have been accumulated since May 22, 2003.

10.   RELATED PARTY TRANSACTIONS
      --------------------------

            During the year the Company had the following related party transactions:

                                                                            2004              2003
                                                                            ----            --------
a)       Management fees and expenses paid to directors
         of the company and their related company                           $  0            $240,000
                                                                            ----            --------


                  b) Under the terms of an agreement to return certain patents and technology to its' original owner, the Company transferred these patents and technology to its' parent company. In consideration for this transfer of the patents and technology, the Company received 30 million of its' own shares from the parent company which were subsequently cancelled.

ALTERNATE ENERGY CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


11.   WARRANTS
      --------

      During the year 5,613,586 warrants were issued and the total warrants outstanding at December 31, 2004 were 6,232,192 (December 31, 2003 818,606). The expiration date of the warrants is between December 2006 and January 2007 and the strike price ranges from $0.85 to $1.67.

12.   RESTATEMENT AND CORRECTION OF AN ERROR IN A PRIOR PERIOD
      --------------------------------------------------------

            Stock options outstanding that were recorded in 2001 and 2003 in the amounts of 153,180 and 693,600 were incorrectly recorded as liabilities. The stock option account has now been recorded as equity. There was no effect to net income for the 2001 and 2003 years.

            The Company has restated the statement of operations and cash flows following SFAS7 Accounting and Reporting by Development Stage Companies. There was no effect to net income resulting from this restatement.

            The Company has restated the statement of cash flows following SFAS95 Statement of Cash Flow. There was no effect to net income resulting from this restatement.

13.   COMMITMENTS AND CONTINGENT LIABILITY
      ------------------------------------

      COMMITMENTS

      The Company has entered into operating leases for its premises. Minimum lease payments under the terms of the lease are as follows:

                           2005       $48,375
                           2006        14,250
                                     --------

                                     $62,625
                                     --------

      CONTINGENT LIABILITY

            Alternate Energy Corp. has commenced an action against an individual for fundamental breach of an agreement. If successful, the agreement will be terminated and the individual will be required to repay cash and stock to the Company. The Company has obtained an interim injunction against the individual freezing the bulk of his assets.

            The defendant has filed a counterclaim against Alternate Energy Corp. for breach of contract in the amount of $2 billion and is asking for punitive damages in the amount of $10 million. The Company believes that the counterclaim is without merit. Accordingly, on April 1, 2005 the Company is scheduled to appear in Court, at which time the Company's solicitors will move for an order to determine that the counterclaim is groundless and for it to be dismissed.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of AEC from and against certain claims arising from or related to future acts or omissions as a director or officer of AEC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AEC pursuant to the foregoing, or otherwise, AEC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. AEC will pay all expenses in connection with this offering.

                   Securities and Exchange Commission Registration Fee                  $      1,725.95
                   Printing and Engraving Expenses                                      $      2,500.00
                   Accounting Fees and Expenses                                         $      5,000.00
                   Legal Fees and Expenses                                              $     30,000.00


                   TOTAL                                                                $     39.225.95

RECENT SALES OF UNREGISTERED SECURITIES

      On March 2, 2005, the company entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of $.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in the Company's common shares at 70% of the average closing bid price for the 5 days preceding the notice to exercise and expiring 90 days after the registration statement registering the shares has been declared effective. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock of the Company, at the Company's discretion.

      The Notes are convertible into shares of the Company at 70% of the average closing bid price for the 5 days preceding the notice to convert with a floor of $.15 and a ceiling of $.35 per share.

      Class C Warrants are being issued to Westor Online, Inc., the placement agent for the transaction. The warrant allows for the purchase of 400,000 shares at $.40 per share and 400,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing. The investors are additionally getting a total 200,000 Class C Warrants.

      In January 2004, we entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures,

LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and Zeena Kaila pursuant to which AEC sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. We received gross proceeds of $2,750,000 from this transaction.

      In December 2003, we entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. We received gross proceeds of $530,000 from this transaction.

      In December 2003, we entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. We received gross proceeds of $350,000 from this transaction.

      As part of the January 2004 and the December 2003 financings, we issued warrants to consultants of the Company. HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Alpine Capital was issued warrants to purchase a total of 281,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

      On May 22, 2003, the Registrant acquired all the assets of AEC I Inc., formerly known as Alternate Energy Corp., and changed its name to Alternate Energy Corp. The assets were acquired in exchange for 104 million shares of the Registrant's common stock and the forgiveness of a loan to the Registrant in the amount of $202,000.

      On December 2, 2002, 1,496,112 common shares were issued at $0.190582 per share as settlement for $285,132 owed to investors and creditors of the Company, $1,496 being the par value, was credited to share capital and $283,636 was credited to additional paid in capital.

      On November 14, 2002, 44,000 common shares were issued at $0.13 per share as settlement for services rendered to the Company, $44 being the par value, was credited to share capital and $5,676 was credited to additional paid in capital.

      On July 7, 2002, 3,855,000 Common shares were issued at $0.10 per share for a cash consideration of $385,500 pursuant to an exemption from registration. $3,855 being the par value, was credited to share capital and $381,645 was credited to additional paid in capital.

EXHIBITS AND REPORTS ON FORM 8-K

         (a) EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   --------------------------------------------
3.1                   Initial Articles of Incorporation, as filed August 1,    Incorporated by reference to Exhibit 3.1 to
                      1997                                                     Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.2                   Bylaws                                                   Incorporated by reference to Exhibit 3.2 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.3                   Articles of Amendment to the Articles of                 Incorporated by reference to Exhibit 3.3 to
                      Incorporation, as filed on August 23, 1997               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.4                   Articles of Amendment to the Articles of                 Incorporated by reference to Exhibit 3.4 to
                      Incorporation, as filed on November 20, 1998             Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.5                   Articles of Amendment to the Articles of Amendment, as   Incorporated by reference to Exhibit 3.5 to
                      filed on May 16, 2003                                    Form 10-KSB filed with the SEC on March 16,
                                                                               2004

5.1                   Opinion on Legality                                      Provided herewith.

10.1                  Subscription Agreement                                     Incorporated by reference to Exhibit 4 to
                                                                               Form 8-K filed with the SEC on March 15,
                                                                               2005

10.2                  Form of Convertible Note                                    Incorporated by reference to Exhibit 4 to
                                                                               Form 8-K filed with the SEC on March 15,
                                                                               200

10.3                  Form of Class A Warrant                                     Incorporated by reference to Exhibit 4 to
                                                                               Form 8-K filed with the SEC on March 15,
                                                                               2005


10.4                  Form of Class B Warrant                                     Incorporated by reference to Exhibit 4 to
                                                                               Form 8-K filed with the SEC on March 15,
                                                                               2005


10.5                  Form of Class C Warrant                                     Incorporated by reference to Exhibit 4 to
                                                                               Form 8-K filed with the SEC on March 15,
                                                                               2005

10.6                  Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.8 to
                      Product Solutions, Inc. dated September 25, 2003         Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.7                  Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.9 to
                      Product Solutions, Inc. dated October 30, 2003           Form 10-KSB filed with the SEC on March 16,
                                                                               2004


EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   --------------------------------------------

10.8                  Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.10 to
                      Product Solutions, Inc. dated December 5, 2003           Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.9                  Asset Purchase Agreement between the Company and AEC1,   Incorporated by reference to Exhibit 10.6 to
                      Inc. formerly known as Alternate Energy Corp.            Form 8-K filed with the SEC on June 5, 2003

14                    Code of Ethics                                           Incorporated by reference to Exhibit 14 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

23.2                  Consent of Auditor                                       Provided herewith.

99.5                  1999 Non-Qualified Stock Option Plan                     Incorporated by reference to Exhibit 3.1 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

99.6                  1999 Qualified Stock Option Plan                         Incorporated by reference to Exhibit 3.1 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

99.7                  2003 Stock Benefit Plan                                  Incorporated by reference to Exhibit to Form
                                                                               S-8 filed with the SEC on July 23, 2003

         (b) REPORTS ON FORM 8-K.

         On March 15, 2005 the Company filed a Report on From 8-K disclosing the private placement of securities that are being registered on this Registration Statement.

UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 18, 2005.

                                       ALTERNATE ENERGY CORP.

                                       By: /S/ BLAINE FROATS
                                           -------------------------------------
                                           Blaine Froats
                                           Chief Financial Officer,
                                           President and Director

      Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/S/ BLAINE FROATS                               Date: April 18, 2005
------------------------------------------
Blaine Froats
Director

/S/ SEAN FROATS                                 Date: April 18, 2005
------------------------------------------
Sean Froats
Director

/S/ JACK WASSERMAN                              Date: April 18, 2005
------------------------------------------
Jack Wasserman
Director